EXHIBIT NO. 99.1

KIMBERLY-CLARK CORPORATION 401(K) AND
PROFIT SHARING PLAN

Employer ID 39-0394230
Plan ID 016

Financial Statements As of and for the Years Ended
December 31, 2012 and 2011

Supplemental Schedules
As of and for the Year Ended December 31, 2012

(With Report of Independent Registered Public Accounting Firm Thereon)

NOTE:     The accompanying financial statements have been prepared in part for the purpose of filing with the Department of Labor's Form 5500. Supplemental schedules required by 29 CRF 2520.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, other than the schedules listed above, are omitted because of the absence of the conditions under which they are required.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Plan Administrator and Participants of
Kimberly-Clark Corporation 401(k) and Profit Sharing Plan:

We have audited the accompanying statements of net assets available for benefits of the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan (the “Plan”) as of December 31, 2012 and 2011, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2012 and 2011, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets (held at end of year) as of December 31, 2012 and the Schedule of Reportable Transactions for the year ended December 31, 2012, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan's management. Such schedules have been subjected to the auditing procedures applied in our audit of the basic 2012 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic 2012 financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
June 17, 2013

KIMBERLY-CLARK CORPORATION
401(K) AND PROFIT SHARING PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31
(Thousands of dollars)	2012	2011

Assets
Investments at Fair Value:
Cash equivalents	$42,433	$34,951
Kimberly-Clark Corporation stock fund	217,861	190,847
Collective funds	2,070,380	1,845,841
Self-Directed Brokerage Account ("SDBA")	125,293	110,458
Total Investments	2,455,967	2,182,097
Receivables:
Dividends	1,957	2,010
Interest	24	161
Due from broker	1,457	3,237
Employee contributions	4,302	4,783
Employer matching contributions	1,786	2,067
Employer profit sharing contributions	33,671	28,661
Notes receivable from participants	22,117	20,279
Total Receivables	65,314	61,198
Total Assets	2,521,281	2,243,295

Liabilities
Fees payable	640	1,232
Due to broker	1,807	4,224
Total Liabilities	2,447	5,456

Net Assets Available for Benefits, at fair value	2,518,834	2,237,839

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(5,159)	(5,859)

Net Assets Available for Benefits	$2,513,675	$2,231,980

See Notes to Financial Statements.

KIMBERLY-CLARK CORPORATION
401(K) AND PROFIT SHARING PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	For the Year Ended December 31
(Thousands of dollars)	2012	2011

Additions to Net Assets Available for Benefits
Investment income:
Net appreciation in fair value of investments	$246,670	$10,174
Dividends - Kimberly-Clark Corporation stock	7,956	8,065
Dividends - SDBA	3,576	2,730
Interest	49	40
Net investment income	258,251	21,009
Contributions:
Employee contributions	92,560	87,817
Employer profit sharing contributions	33,671	28,661
Employer matching contributions	38,753	37,756
Forfeitures used to reduce employer contributions	(1,663)	(300)
Total contributions	163,321	153,934
Interest on notes receivable from participants	862	824
Total Additions	422,434	175,767

Deductions from Net Assets Available for Benefits
Benefits paid to participants	136,183	134,114
Administrative expenses	4,556	5,470
Total Deductions	140,739	139,584
Net increase prior to transfers	281,695	36,183

Transfer from Kimberly-Clark Corporation 401(k) and Retirement Contribution Plan	—	7,740
Transfer from I-Flow Corporation Retirement Savings Plan	—	17,410
Transfer from AcryMed 401(k) Retirement Savings Plan	—	748
Total Transfers	—	25,898

Net Increase in Net Assets Available for Benefits	281,695	62,081

Net Assets Available for Benefits
Beginning of Year	2,231,980	2,169,899
End of Year	$2,513,675	$2,231,980

See Notes to Financial Statements.

KIMBERLY-CLARK CORPORATION
401(K) AND PROFIT SHARING PLAN
NOTES TO FINANCIAL STATEMENTS

Note 1. Description of the Plan

The following brief description of the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

General
The Plan was adopted on January 1, 2010. Until December 31, 2009 (Date of Merger), the Kimberly-Clark Corporation Incentive Investment Plan (“IIP”) and the Kimberly-Clark Corporation Retirement Contribution Plan, participated in the Kimberly-Clark Corporation Defined Contribution Plans Trust (“Master Trust”) for investment and administrative purposes. By resolution from Kimberly-Clark Corporation (the "Corporation"), dated April 17, 2009, as of the end of the day on December 31, 2009, the Retirement Contribution Plan was merged into the Incentive Investment Plan to form a single plan. Effective January 1, 2010, the merged Incentive Investment Plan was amended and restated as the Kimberly-Clark Corporation 401(k) and Retirement Contribution Plan (“RCP”), and applicable assets were transferred to the Plan or remained in the RCP dependent upon participant eligibility. The assets of the Plan are held with The Northern Trust Company (“Trustee”).

The Plan, sponsored by the Corporation, is a defined contribution plan covering eligible employees of the Corporation, and its participating subsidiaries. Effective January 1, 2010, the Plan became an employee stock ownership plan, as defined in Section 4975 of the Internal Revenue Code of 1986 (the “Code”). The Plan is designed to invest primarily in qualifying employer securities, as defined in Section 409(l) of the Code. Salary and hourly non-union (unless bargained) employees of the Corporation and its participating U.S. subsidiaries (collectively, the “Employer”) are eligible to participate in the Plan. Kimtech hourly union employees bargained to participate in the Plan effective January 1, 2011. The Board of Directors of the Corporation or its delegate may change the eligibility and other provisions of the Plan from time to time. The named fiduciary for the Plan is the Benefits Administration Committee.

Contributions
An eligible employee may elect to make contributions that are deducted from compensation paid by the Employer before federal income taxes are withheld (“401(k) contributions”), after-tax contributions, and Roth 401(k) contributions in any combination up to 50% in whole percentages or flat dollar amounts of base salary. 401(k) contributions, after-tax contributions, and Roth 401(k) contributions in any combination up to 4% of base salary are eligible for employer matching contributions. Participants that are new hires or re-hires are automatically enrolled in the Plan at a 6% 401(k) contribution rate.

Company Match Safe Harbor contributions (“employer matching contributions”) are determined based upon a percentage of qualifying employee contributions. The Corporation makes a matching contribution of 100% on the first 4% of eligible earnings. The Safe Harbor contributions are not required to meet anti-discrimination requirements and testing and does not require distinction of highly compensated employees. Employer matching contributions are accounted for separately and share in the net appreciation or depreciation in fair value of investments, dividends, interest and expenses in the same manner as contributions made by a participant. All employer matching contributions are invested according to the participants' contribution investment elections. Employer matching contributions and future earnings (losses) on that amount can be reallocated to another investment fund within the Plan.

The Employer makes a discretionary annual profit sharing contribution for each eligible employee based on the adjusted earnings per share performance from a range of 0% to 6% of eligible earnings. The contribution is deposited into participants' accounts as soon as administratively possible. The contributions for 2012 and 2011 were 3.2% and 2.8% of eligible earnings and totaled $33.7 million and $28.7 million, respectively, and were deposited into participants' accounts in February of the following year.

Employee contributions receivable as of December 31, 2012, presented on the Statement of Net Assets Available for Benefits of $4.3 million includes 401(k) contributions receivable of $3.6 million and after-tax and Roth 401(k) contributions receivable, collectively, of $0.7 million. The employee contributions presented on the Statement of Changes in Net Assets Available for Benefits for year ended December 31, 2012 of $92.6 million includes 401(k) contributions of $78.1 million and after-tax, Roth 401(k), and rollover contributions, collectively, of $14.5 million.

Employee contributions receivable as of December 31, 2011, presented on the Statements of Net Assets Available for Benefits of $4.8 million includes 401(k) contributions receivable of $4.1 million and after-tax, rollover, and Roth 401(k) contributions receivable, collectively, of $0.7 million. The employee contributions presented on the Statements of Changes in Net Assets Available for Benefits for year ended December 31, 2011 of $87.8 million includes 401(k) contributions of $76.3 million and after-tax, Roth 401(k), and rollover contributions, collectively, of $11.5 million.

Participant Accounts
Individual accounts are maintained for each Plan participant. Each participant's account is credited with the participant's contribution, the employer matching contributions and Plan earnings, and charged with an allocation of Plan losses including expenses.

Investments
All investment elections are held by the Trustee and participant contributions allocated to a specific fund are commingled with those of other participants and are invested in accordance with the nature of the specific fund. Pending such investment, the Trustee is authorized to invest in short-term securities of the United States of America or in other investments of a short-term nature. Participants can elect to have their contributions in any of the twenty fund options available. The fund options consist of Kimberly-Clark Corporation Stock Fund (“K-C Stock Fund”), two different collective funds offered by Columbia Management (formerly, Ameriprise), which are the Money Market and Stable Income Fund and sixteen collective funds offered by BlackRock which include the Russell 1000 Value Index Non-Lendable Fund F, Russell 2000 Index Non-Lendable Fund F, Russell 1000 Growth Index Non-Lendable Fund F, U.S. Debt Index Non-Lendable Fund F, Russell 1000 Index Non-Lendable Fund F, MSCI ACWI ex-U.S. IMI Index Non-Lendable Fund F, and ten LifePath Index Non-Lendable Fund F funds which are the Retirement Fund, 2015 Fund, 2020 Fund, 2025 Fund, 2030 Fund, 2035 Fund, 2040 Fund, 2045 Fund, 2050 Fund, and 2055 Fund. The participant can also choose from a broad range of funds and certain other investments offered through a brokerage account.

During 2012, the following LifePath Index Non-Lendable Funds were added to the investment options: 2020 Fund, 2030 Fund, 2040 Fund, 2050 Fund, and 2055 Fund. The following funds were also added and assets were transferred from the closed funds as follows: Russell 1000 Growth Index Non-Lendable Fund F from Russell 1000 Growth Fund T, Russell 1000 Value Index Non-Lendable Fund F from Russell 1000 Value Fund T, Russell 1000 Index Non-Lendable Fund F from Equity Index Non-Lendable Fund F, and MSCI ACWI ex-U.S. IMI Index Non-Lendable Fund F from MSCI EAFE Equity Index Non-Lendable Fund F. The addition of the new funds and changes to the existing funds were made to broaden investment options.

Vesting
Participants are immediately vested in their 401(k), after-tax, Roth 401(k), and rollover contributions. Vesting in company match and profit sharing contributions occurs after two years of service.

Participant Loans
Participants may borrow from their fund accounts a minimum of $1 thousand up to a maximum of 50% or $50 thousand of their vested account balance, whichever is less. The loans are secured by the balance in the participant's account and bear interest at the prime +1 percent interest rate as published in the Wall Street Journal on the 15th of the month prior to the first day of the month to which it applies. Principal and interest is paid ratably through payroll deductions. A participant may have only one outstanding loan. A loan processing fee of fifty dollars is charged to the participant. A loan may be a general purpose loan which must be repaid within a maximum of four years, or a primary residence loan, which must be repaid within a maximum of ten years.

Distributions
Upon termination of a participant's employment and after two or more years of qualified service, or because of death, the value of the participant's accounts, including the value of all employer matching and profit sharing contributions, is distributable in either a lump sum or partial amount per the participant's request. An automatic distribution will occur within 90 days if the participant's balance is $5 thousand or less. If the balance is $1 thousand or less, the distribution will be in the form of cash. If the balance is less than $5 thousand but more than $1 thousand, the balance will automatically be rolled over to Millennium Trust, a financial services company servicing individuals, where a separate IRA account will be established for the participant. If termination occurs other than as noted above, the value of nonvested employer matching and profit sharing contributions is forfeited and used to reduce subsequent employer matching and profit sharing contributions to the Plan.

A participant invested in the K-C Stock Fund earns dividends quarterly and has the option to reinvest the dividends earned into the fund or receive a distribution. Dividends distributed to participants during the years ended December 31, 2012 and 2011 were $2.3 million and $2.4 million, respectively and are presented on the Statement of Changes in Net Assets as distributions of employee account balances.

Withdrawals
A participant may withdraw the value of their after-tax accounts and the value of profit sharing, and employer matching contributions, if vested. Subject to certain conditions, a participant may withdraw the value of 401(k) contributions, Roth 401(k) contributions, profit sharing, and earnings credited, in the case of hardship or after attaining age 59½. The participant will be required to suspend subsequent contributions to the Plan for six months following any hardship withdrawal of 401(k) contributions and earnings thereon.

Forfeited Accounts
For the years ended December 31, 2012 and 2011, forfeitures totaled $1.7 million and $300 thousand, respectively. The forfeitures are used to offset employer contributions.

Voting of Company Stock
A participant has the right to direct the Trustee as to the manner in which to vote at each annual meeting and special meeting of the stockholders of the Corporation the number of whole shares of the Corporation's common stock held by the Trustee and attributable to his or her K-C Stock Fund account as of the valuation date coincident with the record date for the meeting. In addition, the participant has the right to determine whether whole shares of the Corporation's common stock held by the Trustee and attributable to his or her K-C Stock Fund account should be tendered in response to offers thereof.

Note 2. Accounting Principles and Practices

Basis of Accounting
The accompanying financial statements for the Plan have been prepared on the accrual basis and are in accordance with the accounting principles generally accepted in the United States of America ("U.S. GAAP") for defined contribution benefit plans. The significant accounting policies employed in the preparation of the accompanying financial statements are as follows:

Use of Estimates
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.

Investment Valuation and Income Recognition
All investments are stated at fair value. The Plan primarily invests in collective funds that have underlying investments and the fair value is determined by the Plan's proportionate share of the underlying investments and is estimated using the net asset value per share.  Funds with underlying investments in benefit-responsive investment contracts are valued at fair market value of the underlying investments and then adjusted by the issuer to contract value. The fair value of the Corporation's common stock held by the Plan is determined as the last selling price on the last business day of the year, as published by an independent source. Security transactions are recorded on the trade date. Cash equivalents represent the following: 1) funds held for distributions and transfers in the K-C Stock Fund, 2) funds held for pending participant disbursements in the clearing account, and 3) funds invested in cash equivalent securities and pending transactions in the SDBA. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan's gains and losses on investments bought and sold as well as held during the year.

The Stable Income Fund is a stable value fund which is invested in other funds that are commingled pools sponsored by Columbia Management (formerly, Ameriprise). These funds may invest in fixed interest insurance investment contracts, money market funds, corporate and government bonds, mortgage-backed securities, bond funds, and other fixed income securities. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the fund, plus earnings, less participant withdrawals. There are no redemption restrictions in the Stable Income Fund.

Notes Receivable from Participants
Notes receivable from participant loans are valued at their unpaid principal balance plus any accrued but unpaid interest.

Administrative Expenses
Administrative expenses of the Plan are paid by the Plan as provided in the Plan document.

Benefits Paid to Participants
Distributions are recorded when paid. Amounts allocated to accounts of participants who have elected to withdraw from the Plan, but have not yet been paid, were $1 million and $267 thousand at December 31, 2012 and 2011, respectively.

Transfers to or from the Plan
For the year ended December 31, 2011, total transfers were $7.7 million. Other transfers, including transfers into the Plan from RCP related to employment status changes, were $1.2 million. Kimtech hourly union became eligible to participate in the Plan effective January 1, 2011 and total assets transferred from the RCP were $6.5 million in January 2011.

The Corporation completed acquisitions with I-Flow Corporation and AcryMed, Inc. in 2010 and in January 2011 assets of the I‑Flow Corporation Retirement Savings Plan and the AcryMed Retirement Savings Plan of $17.4 million and $748 thousand, respectively, were transferred into the Plan.

New Accounting Standards
In May 2011, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP, to provide largely identical guidance about fair value measurement and disclosure requirements. The ASU does not extend the use of fair value but, rather, provides guidance about how fair value should be applied where it is already required or permitted under U.S. GAAP. The Plan adopted ASU No. 2011-04 on January 1, 2012. The adoption of this update did not have a material impact on the financial statements.

Note 3. Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described as follows:

Level 1 – Unadjusted quoted prices in active markets accessible at the reporting date for identical assets and liabilities.

Level 2 – Quoted prices for similar assets or liabilities in active markets. Quoted prices for identical or similar assets and liabilities in markets that are not considered active or financial instruments for which all significant inputs are observable, either directly or indirectly.
Level 3 – Prices or valuations that require inputs that are significant to the valuation and are unobservable.

The fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used maximize the use of observable inputs and minimize the use of unobservable inputs.

The following tables set forth by level, within the fair value hierarchy a summary of the Plan's investments measured at fair value as of December 31, 2012 and 2011:

	December 31 2012	Fair Value Measurements
		Level 1	Level 2
	(Thousands of dollars)
Cash Equivalents	$42,433	$—	$42,433

Fixed Income
Assets held directly:
US government and municipals	61	61	—
US corporate debt	1,746	—	1,746
International bonds	25	25	—
Held through units of mutual and pooled funds:
US government and municipals	861	861	—
US corporate debt	4,222	4,222	—
International bonds	1,060	1,060	—
Multi-sector	659,165	1,548	657,617
Total Fixed Income	667,140	7,777	659,363

Equity
Assets held directly:
US equity	52,514	52,514	—
Non-US equity	6,559	6,559	—
Held through units of mutual and pooled funds:
US equity	1,025,933	41,894	984,039
Non-US equity	309,019	10,691	298,328
World equity	4,113	4,113	—
Total Equity	1,398,138	115,771	1,282,367

Multi-Asset Class	348,256	—	348,256

Total	$2,455,967	$123,548	$2,332,419

	December 31 2011	Fair Value Measurements
		Level 1	Level 2
	(Thousands of dollars)
Cash Equivalents	$34,951	$—	$34,951

Fixed Income
Assets held directly:
US government and municipals	182	182	—
US corporate debt	1,884	—	1,884
International bonds	24	24	—
Held through units of mutual and pooled funds:
US government and municipals	1,101	1,101	—
US corporate debt	4,230	4,230	—
International bonds	720	720	—
Multi-sector	610,140	1,141	608,999
Total Fixed Income	618,281	7,398	610,883

Equity
Assets held directly:
US equity	44,238	44,238	—
Non-US equity	6,295	6,295	—
Held through units of mutual and pooled funds:
US equity	910,034	37,927	872,107
Non-US equity	260,968	9,165	251,803
World equity	3,550	3,550	—
Total Equity	1,225,085	101,175	1,123,910

Multi-Asset Class	303,780	—	303,780

Total	$2,182,097	$108,573	$2,073,524

As of December 31, 2012 and 2011, there were no assets with a Level 3 fair value determination. The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. The Plan's policy is to recognize significant transfers between levels at the end of the year. The significance of transfers between levels is evaluated based upon the nature of the financial instrument and size of the transfer relative to total net assets available for benefits. During the years ended December 31, 2012 and 2011, there were no significant transfers among level 1 or 2 fair value determinations.

Following is a description of the valuation methodologies used for the Plan's investments that have been measured at level 2 fair value. There have been no changes in the methodologies used at December 31, 2012 and 2011.

Cash equivalents: The cash equivalents are a result of the cash liquidity held in the K-C Stock Fund, SDBA, and clearing account. The valuation of the cash equivalents is considered a level 2 due to the cash being held in a fund or short-term cash that has movement between funds or out of the Plan.

US government and municipal fixed income securities: The valuation is determined by observing the value at the closing price reported in the active market in which the individual securities are traded and the trading activity in the market place.

US corporate debt-fixed income: The fair value is determined by reference to the values of similar securities traded in the marketplace and current interest rate levels.

Multi-Sector fixed income mutual and pooled funds: The net asset value of the units of the pooled fund as determined by the investment manager is used as a practical expedient to estimate fair value.

US equity, non-US equity and multi-asset class: The investments include the K-C Stock Fund and equity collective funds. Fair value of the Corporation's common stock held in the K-C Stock Fund is determined based on the unadjusted quoted prices for identical assets and the valuation of the common stock is considered a level 2 due to the common stock being held in a fund with cash equivalents.

Note 4. Net Asset Value (NAV) Per Share

The following table for December 31, 2012 and 2011, sets forth a summary of the Plan's investments with a reported NAV.

	Fair Value Estimated Using NAV per Share
	December 31, 2012	December 31, 2011
Investment	Fair Value (a)	Fair Value (a)	Unfunded Commitment	Redemption Frequency	Other Redemption Restrictions	Redemption Notice Period
	(Thousands of dollars)
Short-term investment funds (b)	$9,705	$6,767	$—	Daily	None	Daily
Fixed income funds (c)	657,617	608,999	—	Daily	None	Daily
Multi-asset class funds (d)	348,256	303,780	—	Daily	None	Daily
Equity index funds (e)	1,282,368	1,123,910	—	Daily	None	Daily

(a) The fair values of the investments have been estimated using the NAV of the investment.
(b) Short-term investment fund strategies seek to invest in high-quality, short-term securities which is included in cash and cash equivalents.
(c) Fixed income fund strategies seek to replicate the Barclays Capital Aggregate Bond Index or provide capital preservation and income.
(d) Multi-asset class funds are target date funds that seek to provide a diversified asset allocation consistent with the participants' current stage of life.
(e) Equity index fund strategies seek to replicate the return of an index of a specific financial market, such as the S&P 500 Index or Russell 2000 Index.

Note 5. Investments

The following table presents the fair value of investments that are five percent or more of the Plan's net assets as of December 31, 2012 and/or 2011:

	December 31
	2012	2011
	(Thousands of dollars)
Investments at fair value as determined by quoted market price:
K-C Stock	$217,861	$190,847
Investments at Fair Value:
Collective funds - BlackRock:
U.S. Debt Index Non-Lending Fund F	305,169	257,971
Equity Index Non-Lendable Fund F	—	312,536
Russell 1000 Index Non-Lendable Fund F	353,059	—
Russell 1000 Growth Fund T	—	148,403
Russell 1000 Growth Index Non-Lendable F	169,055	—
Russell 2000 Index Non-Lendable Fund F	134,493	123,905
MSCI ACWI ex-US IMI Index Non-Lendable F	298,328	—
MSCI EAFE Equity Index Non-Lendable Fund F	—	251,803
Collective funds - Columbia Management:
Income Fund Z	183,084	184,332
SDBA	125,293	110,458

The Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value as follows:

	December 31
	2012	2011
	(Thousands of dollars)
Investments at fair value as determined by quoted market price:
K-C Stock	$28,706	$29,182
Investments at Fair Value:
Collective funds - BlackRock	205,488	(12,064)
Collective funds - Columbia Management	4,535	4,922
	210,023	(7,142)
SDBA:
Bonds	38	85
Common stock	3,696	(6,397)
Preferred stock	141	(33)
Mutual funds	4,090	(5,522)
Limited partnerships	(24)	1
	7,941	(11,866)
Net appreciation in fair value of investments	$246,670	$10,174

Note 6. Party-In-Interest Transactions

At December 31, 2012, the Plan held 2.6 million shares of the Corporation's common stock at a fair value of $216.6 million. During the year ended December 31, 2012, 1.5 million shares were acquired, and 1.5 million shares were disposed.

At December 31, 2011, the Plan held 2.6 million shares of the Corporation's common stock at a fair value of $190.3 million. During the year ended December 31, 2011, 2.5 million shares were acquired, and 2.8 million shares were disposed.

The market value recorded on the Statement of Net Assets Available for Benefits includes the fourth quarter dividend payable that is not included in the common stock recorded above for years ended 2012 and 2011.

All of the above transactions are exempt from the prohibitions against party-in-interest transactions under ERISA.

Note 7. Plan Termination

Although it has not expressed any intention to do so, the Corporation has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event that the Plan is terminated, participants would become 100% vested in their accounts.

Note 8. Federal Income Tax Status

During January 2010, the Corporation requested a determination letter and received acknowledgment from the Internal Revenue Service (the “IRS”) that the application has been received. The Corporation filed a request for a new determination letter in June 2011 and the IRS sent an acknowledgment of receipt in July 2011. The Plan is intended to satisfy the requirements of Section 401(a) of the Internal Revenue Code (the “Code”) and is not aware of any Plan provision or operation that would result in the disqualification of the Plan. The federal income tax status of participants with respect to the Plan is as follows: A participant's after-tax and Roth contributions, in whatever form, are not tax-deductible by the participant; however, the portion of a distribution attributable to such contributions is not taxable upon distribution. Participant pre-tax 401(k) contributions are considered contributions by the Employer rather than the participant and, as a result, are not taxable until the year in which they are distributed. Employer contributions and the earnings on employer and participant contributions are generally not taxable to the participant until the year in which they are distributed.

US GAAP requires plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

Note 9. Changes to the Plan

During the year ended December 31, 2012, the Plan was amended to (a) remove the 30 day restriction from the MSCI ACWI ex-U.S. IMI Index Non-Lendable Fund F, effective October 5, 2012 and (b) add the definition of eligible earnings to include payments received under the Kimberly-Clark Corporation Annual Incentive Plan, effective April 1, 2012.

During the year ended December 31, 2011, the Plan did not have any significant amendments.

Note 10. Reconciliation of Financial Statements to Form 5500

Benefit payments requested by participants are recorded on the Form 5500 for benefit payments that have been processed and approved for payment prior to year end, but not yet paid as of that date.

The following is a reconciliation of benefits paid to participants per the financial statements for the year ended December 31, 2012:

December 31, 2012
(Thousands of dollars)
Benefits paid to participants per the financial statements	$136,183
Add: Benefit payments requested by participants at December 31, 2012	1,008
Less: Benefit payments requested by participants at December 31, 2011	(267)
Benefits paid to participants for Form 5500	$136,924

The following is a reconciliation of net assets available for benefits per the financial statements at December 31, 2012 and 2011 to Form 5500:

	December 31
	2012	2011
	(Thousands of dollars)
Net assets available for benefits per the financial statements	$2,513,675	$2,231,980
Less: Benefit payments requested by participants	(1,008)	(267)
Add: Adjustment from contract value to fair value for fully benefit-responsive investment contracts	5,159	5,859
Net assets available for benefits per Form 5500	$2,517,826	$2,237,572

The following is a reconciliation of investment income per the financial statements for the year ended December 31, 2012:

December 31, 2012
(Thousands of dollars)
Total additions per the financial statements	$422,434
Add: Adjustment from contract value to fair value for fully benefit-responsive investment contracts for 2012	5,159
Less: Adjustment from contract value to fair value for fully benefit-responsive investment contracts for 2011	(5,859)
Total income per Form 5500	$421,734

Note 11. Risks and Uncertainties

Plan assets are invested in funds and securities as directed by plan participants. These investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Accordingly, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Statements of Net Assets Available for Benefits.

SUPPLEMENTAL INFORMATION REQUIRED
BY THE DEPARTMENT OF LABOR'S RULES AND REGULATIONS FOR
REPORTING AND DISCLOSURE UNDER THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974

KIMBERLY-CLARK CORPORATION
401(K) AND PROFIT SHARING PLAN
SCHEDULE H, PART IV, 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)

SPONSOR'S EIN: 39-0394230
PLAN NAME/NUMBER: Kimberly-Clark Corporation 401(K) and Profit Sharing Plan / 016

		December 31, 2012
Identity of Investment Issuer	Description of Investment	Fair Value
		(Thousands of dollars)
The Northern Trust (1)	Cash equivalents	$42,433

Columbia Management	Collective Funds:
	U.S. Government Securities Fund Z	67,198
	Money Market Fund Z	31,955
	Stable Capital Fund Z	70,242
	Income Fund Z	183,054
		352,449

BlackRock	Collective Funds:
	U.S. Debt Index Non-Lendable Fund F	305,169
	Russell 1000 Index Non-Lendable Fund F	353,059
	Russell 1000 Value Index Non-Lendable Fund F	109,571
	Russell 1000 Growth Index Non-Lendable Fund F	169,055
	Russell 2000 Index Non-Lending Fund F	134,493
	MSCI ACWI ex-U.S. IMI Index Non-Lendable Fund F	298,328
	LifePath Index Retirement Non-Lendable Fund F	37,159
	LifePath Index 2015 Non-Lendable Fund F	68,100
	LifePath Index 2020 Non-Lendable Fund F	1,031
	LifePath Index 2025 Non-Lendable Fund F	117,114
	LifePath Index 2030 Non-Lendable Fund F	601
	LifePath Index 2035 Non-Lendable Fund F	78,047
	LifePath Index 2040 Non-Lendable Fund F	261
	LifePath Index 2045 Non-Lendable Fund F	45,196
	LifePath Index 2050 Non-Lendable Fund F	420
	LifePath Index 2055 Non-Lendable Fund F	327
		1,717,931

K-C(1)	Stock Fund	217,861

Hewitt	SDBA	125,293

The Northern Trust (1)	Notes receivable from participants
	rate of interest (3.25% - 9.5%)
	maturity dates (January 2013 - March 2038)	22,117

Total Investments		$2,478,084

(1)	Sponsor and/or issuer known to be a party-in-interest to the Plan.
Cost is not presented as all investments are participant directed.
See accompanying report of independent registered public accounting firm.

KIMBERLY-CLARK CORPORATION
401(K) AND PROFIT SHARING PLAN
SCHEDULE H, PART IV, 4j
SCHEDULE OF REPORTABLE TRANSACTIONS
YEAR ENDED DECEMBER 31, 2012

SPONSOR'S EIN: 39-0394230
PLAN NAME/NUMBER: Kimberly-Clark Corporation 401(K) and Profit Sharing Plan / 016

For the Year Ended December 31, 2012
		(Thousands of dollars)
		Purchased		Sold / Matured
Identity of Investment Issuer	Description of Investment	Purchase Price	Number of Transactions	Selling Price	Cost of Asset	Net Gain
Single Transactions
BlackRock	Russell 1000 Index Non-Lendable Fund F	$363,379	1
BlackRock	Russell 1000 Growth Index Non-Lendable F	182,044	1
BlackRock	Russell 1000 Value Index Non-Lendable Fund F	113,224	1
BlackRock	MSCI ACWI ex-US IMI Index Non-Lendable F	279,933	1
BlackRock	Equity Index Non-Lendable Fund F		1	$363,379	$300,514	$62,865
BlackRock	Russell 1000 Growth Fund T		1	182,044	142,760	39,284
BlackRock	Russell 1000 Value Fund T		1	113,224	91,393	21,831
BlackRock	MSCI EAFE Equity Index Non-Lendable Fund F		1	279,933	258,725	21,208

See accompanying report of independent registered public accounting firm.